Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 19, 2009
Registration Statement No. 333-143316-06
$2,179,100,000
Ford Credit Auto Owner Trust 2009-A
Issuing Entity or Trust
Ford Credit Auto Receivables Two LLC
Depositor
Ford Motor Credit Company LLC
Sponsor and Servicer
     The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by placing a call to 1-866-884-2071.
The Trust will issue:

			Final Scheduled
	Principal Amount	Interest Rate	Payment Date
Class A-1 notes(1)	$775,000,000	1.86075%	April 15, 2010
Class A-2a notes	100,000,000	3.24%	August 15, 2011
Class A-2b notes	508,000,000	one-month LIBOR + 2.00%	August 15, 2011
Class A-3a notes	170,000,000	3.96%	May 15, 2013
Class A-3b notes	910,000,000	one-month LIBOR + 2.50%	May 15, 2013
Class A-4 notes	491,100,000	6.07%	May 15, 2014

Total	$2,954,100,000

(1)	The Class A-1 notes are not being publicly offered.
The pricing terms of the offered notes are:

		Underwriting
	Price to Public	Discount	Proceeds to the Depositor(1)
Class A-2a notes	99.99236%	0.250%	99.74236%
Class A-2b notes	100.00000%	0.250%	99.75000%
Class A-3a notes	99.98289%	0.325%	99.65789%
Class A-3b notes	100.00000%	0.325%	99.67500%
Class A-4 notes	99.99527%	0.450%	99.54527%

Total	$2,179,040,043.97	$7,239,950.00	$2,171,800,093.97

(1)	Before deducting expenses estimated to be $1,100,000.

	Weighted Average Life(yrs)(1)	Expected Maturity	Bench+Spread	Yield
Class A-1 notes	0.30	November 15, 2009	INTERPL+50	1.86075%
Class A-2a notes	0.99	July 15, 2010	EDSF+200	3.270%
Class A-2b notes	0.99	July 15, 2010	1ML+200	—
Class A-3a notes	1.99	January 15, 2012	EDSF+250	4.002%
Class A-3b notes	1.99	January 15, 2012	1ML+250	—
Class A-4 notes	3.31	December 15, 2012	ISWAPS+425	6.149%

(1)	Assuming a 1.3% ABS rate to the 10% clean up call.
     The trust will enter into interest rate swaps, caps and floors with The Royal Bank of Scotland plc to hedge the interest rate risk on the Class A-2b notes and Class A-3b notes. On each payment date, the trust will make and receive payments under the interest rate swap, and may receive payments under the cap or floor, for a class of notes calculated on the related notional amount with respect to the preceding interest accrual period and exchanged on a net basis. Under each interest rate swap, the rate payable to the hedge counterparty and the rate payable to the trust are as follows:

	Rate Payable to
Applicable Class of Notes	Hedge Counterparty	Rate Payable to Trust
Class A-2b notes	3.015%	one-month LIBOR + 2.00%
Class A-3b notes	3.900%	one-month LIBOR + 2.50%
     Under each interest rate cap and floor, the cap rate, floor rate and reference rate are as follows:

Applicable Class of Notes	Cap Rate/Floor Rate	Reference Rate
Class A-2b notes	3.015%	one-month LIBOR + 2.00%
Class A-3b notes	3.900%	one-month LIBOR + 2.50%
UNDERWRITING
     The depositor and the underwriters named below have entered into an underwriting agreement for the notes referred below. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following tables:

	Class A-2a	Class A-2b	Class A-3a	Class A-3b	Class A-4
Underwriters	Notes	Notes	Notes	Notes	Notes
Banc of America Securities LLC	$20,000,000	$101,600,000	$34,000,000	$182,000,000	$98,220,000
Deutsche Bank Securities Inc.	20,000,000	101,600,000	34,000,000	182,000,000	98,220,000
Goldman, Sachs & Co.	20,000,000	101,600,000	34,000,000	182,000,000	98,220,000
Greenwich Capital Markets, Inc.	20,000,000	101,600,000	34,000,000	182,000,000	98,220,000
J.P. Morgan Securities Inc.	20,000,000	101,600,000	34,000,000	182,000,000	98,220,000

Total	$100,000,000	$508,000,000	$170,000,000	$910,000,000	$491,100,000